SECURITIES AND EXCHANGE COMMISSION

                 FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


	CREATIVE COMPUTER APPLICATIONS, INC.


	(Exact name of registrant as specified in it charter)

CALIFORNIA                             95-3353465
(State of other jurisdiction of     (I.R.S. Employer
incorporation or organization)      Identification No.)

26115-A Mureau Rd., Calabasas, CA                 91302
(Address of Principal Executive Offices)	(Zip Code)

            1992 NON-QUALIFIED STOCK OPTION PLAN
                  (Full title of the plan)

Steven M. Besbeck, 26115-A Mureau Rd., Calabasas, CA 91302
	(Name and address of agent for service)

                     (818)  880-6700

(Telephone number, including area code, of agent for service)

With a copy to:			Norman R. Cohen, Esq.
				Cohan, Cohen & Flame
				A Professional Corporation
				12301 Wilshire Blvd., Suite 550
				Los Angeles, CA 90025

Calculation of Registration Fee

                                  Proposed       Proposed
   Title of                        maximum       maximum         Amount of
securities to    Amount to be   offering price   aggregate       registration
be registered    registered      per unit (1)    offering price      fee

Common Stock    200,000 Shares    $2.00  (3)     $400,000 (3)      $137.94
no par value    (2)


(1)	Estimated solely for the purpose of calculating the amount of the registration fee.

(2)	The shares of Common Stock are issuable upon exercise of
        Options granted under registrant's 1992 Non-Qualified Stock
        Option Plan.

(3)	Pursuant to Rule 457(h)(i) and (c) of the General Rules and
        Regulations under the Securities Act of 1933, as amended, the proposed maximum offering price per share is based upon the average of the high and low prices reported on the American Stock Exchange as of December 18, 1996.



INCORPORATION OF DOCUMENTS BY REFERENCE

	Creative Computer Applications, Inc. ("Company") (i) Form 10-KSB Annual Report for fiscal year-ended August 31, 1996 as filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, and the description of the Company's Common Stock contained in Registration Statement on Form S-3, dated February 22, 1995 (No. 33-89278), are hereby incorporated by reference in this registration statement and shall be deemed to be a part hereof.

	All documents filed subsequently to the date hereof by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part thereof from the date of filing of such documents.



LIMITATION OF LIABILITY OF DIRECTORS AND
INDEMNIFICATION OF DIRECTORS AND OFFICERS

	The California General Corporations Law provides that California corporations may include provisions in their articles of incorporation relieving directors of monetary liability for breach of their fiduciary duties as directors, except for the liability of a director resulting from (i) acts or omissions involving intentional misconduct or a knowing and culpable violation of law, (ii) acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders or that involve the absence of good faith on the part of the director, (iii) any transaction from which the director derives an improper personal benefit, (iv) acts or omissions showing reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders, (v) acts or omissions constituting an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders, (vi) transactions between corporations and directors which have not been approved or ratified in good faith by disinterested directors or shareholders or which are not proved to be just and reasonable as to the corporation, and (vii) approving distributions to shareholders or loans to directors or officers contrary to California law. The Company's Articles of Incorporation provide that the Company's directors are not liable to the Company or its shareholders for monetary damages for breach of their fiduciary duties to the fullest extent permitted by California law.

	The inclusion of the above provision in the Articles of Incorporation may have the effect of reducing the likelihood of shareholder derivative suits against directors and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its shareholders. At present, there is no litigation or proceeding pending involving a director of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director.

	EXHIBITS

Exhibit No.	Description

4.1 (1)		Restated Articles of Incorporation as amended.

4.2 (2)         Certificate of Amendment to Articles of
                Incorporation.

4.3 (3)		Bylaws, as amended.

4.4 (4)		1992 Non-Qualified Stock Option Plan, as amended.

5.		Opinion of Cohan, Cohen & Flame

23.1		Consent of Cohan, Cohen & Flame (included in Exhibit
5)

23.2		Consent of BDO Seidman




(1) Previously filed as an Exhibit to the Company's Registration Statement on Form S-18 dated September 22, 1983, SEC File No. 2-85265 and incorporated by reference herein.

(2)     Previously filed as an Exhibit to the Company's Form 10Q for
        the quarter end May 31, 1991 (dated July 6,1991)   SEC File
        No. 0-12251 and incorporated by reference herein.

(3) Previously filed as an Exhibit to the Company's Registration Statement on Form S-1 dated October 1, 1985, SEC File No. 2-99878 and incorporated by reference herein.

(4) Previously filed as Appendix B to the Company's definitive proxy statement dated April 10, 1992 filed on or about April 11, 1993, SEC File No. 0-12251 and incorporated by reference herein.


UNDERTAKINGS

	The Company hereby undertakes: (i) to file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution; (ii) that, for the purpose of determining liability under the Securities Act of 1933, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and, (iii) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.


SIGNATURES

	Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 18, 1996.


CREATIVE COMPUTER APPLICATIONS, INC.


By: 	 /S/	Steven M. Besbeck
	Steven M. Besbeck, President


	Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

/S/ Bruce M. Miller                            Date:   December 18, 1996
Bruce M. Miller
Chairman of the Board


/S/ Steven M. Besbeck                          Date:   December 18, 1996
Steven M. Besbeck
President, Chief Executive Officer,
Chief Financial and Director


/S/ James R. Helms                             Date:   December 18, 1996
James R. Helms
Vice President, Operations,
Secretary and Director


/S/ Lawrence S. Schmid                         Date:   December 18, 1996
Lawrence S. Schmid
Director


/S/ Robert S. Fogerson, Jr.                    Date:   December 18, 1996
Robert S. Fogerson, Jr.
Director


/S/ John R. Murray                             Date:   December 18, 1996
John R. Murray
Vice President Sales and
Business Development


/S/ Carol Bessel                               Date:   December 18, 1996
Carol Bessel
Controller, Principal
Accounting Officer



EXHIBIT 5


Cohan, Cohen & Flame
A Professional Corporation
12301 Wilshire Boulevard, Suite 550
Los Angeles, California 90025-1007
Telecopier (310) 207-6184
Telephone (310) 820-3400

	December 18, 1996


Creative Computer Applications, Inc.
26115-A Mureau Road
Calabasas, CA 91302

	Re:	Creative Computer Applications, Inc. ("Company")

Gentlemen:

	We refer to the Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), filed by the Company with the Securities and Exchange Commission. The Registration Statement covers 200,000 shares of Common Stock (the "Shares") to be issued upon exercise of 200,000 Common Stock Options ("Options") of the Company pursuant to the Company's 1992 Non-Qualified Stock Option Plan.

	We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies.

	Based upon our examination mentioned above, subject to the assumptions stated herein and relying on statements of facts contained in the documents that we have examined, we are of the opinion that the issuance of the Shares has been duly authorized and that, when issued and paid for will have been validly issued, fully paid and nonassessable.

	We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the incorporation by reference to the reference to our firm appearing under the caption "Legal Opinions" in the prospectus that forms a part of a Registration Statement on Form S-3 filed by the Company and declared effective on February 22, 1995 (Registration No. 33-89278).

Very truly yours,

COHAN, COHEN & FLAME
A Professional Corporation


 /S/ Norman R. Cohen
Norman R. Cohen

NRC:nm
BDO Seidman, LLP
Accountants and Consultants
1900 Avenue of the Stars, 11th Floor
Los Angeles, California 90067
Telephone (310) 557-0300
Fax (310) 557-1777



23.2		Consent of Independent Certified Public Accountants






Creative Computer Applications, Inc.


We hereby consent to the incorporation by reference in this Registration Statement of our report dated October 18, 1996, relating to the audit of the financial statements of Creative
Computer Applications, Inc. appearing in the Company's Annual Report on Form 10-KSB for the fiscal year ended August 31, 1996.



 /S/ BDO Seidman, LLP
BDO SEIDMAN, LLP



Los Angeles, California
December 16, 1996